Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-113739 of Xcel Energy Inc. on Form S-3 of our report dated February 27, 2004 (which expresses an unqualified opinion based on our audits and, as it relates to 2002 and 2001, the report of other auditors and includes emphasis of a matter paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective January 1, 2002, SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003 and Derivatives Implementation Group Issue No. C20 “Scope Exceptions: Interpretation of the Meaning of Not Clearly and Closely Related in Paragraph 10-(b) Regarding Contracts with a Price Adjustment Feature” effective October 1, 2003) appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Amendment No. 1 to Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
May 14, 2004